COTTONWOOD MULTIFAMILY REIT I, INC.

WESTSIDE APARTMENTS
ATLANTA, GEORGIA

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2015 (AUDITED) AND THE PERIOD ENDED JULY 31, 2016 (UNAUDITED)

TABLE OF CONTENTS

AGH BUSINESS ADVISORS
CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITORS' REPORT

To the Management of
Cottonwood Multifamily REIT I, Inc.

We have audited the accompanying statements of revenues and certain expenses of Westside Apartments (the "Property"), as described in Note A, for the year ended December 31, 2015, and the related notes to the financial statement.

Management's Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of a financial statement that is free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property, as described in Note A, for the year ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission and, as described in Note A, is not intended to be a complete presentation of the Property's revenues and expenses.

AGH, LLC

AGH, LLC
September 29, 2016

3500 Piedmont Road • Suite 500 • Atlanta, Georgia 30305 • Phone (404) 233-5486 • Fax (404) 237-8325
cpa@aghllc.com • www.aghllc.com

WESTSIDE APARTMENTS
ATLANTA, GEORGIA
STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	For The Year Ended December 31, 2015 (Audited)	For The Period Ended July 31, 2016 (Unaudited)
Revenues		
Rental income	$ 2,795,130	$ 2,064,383
Other operating income	308,760	219,278
Total revenues	3,103,890	2,283,661
Certain Expenses		
Advertising and marketing	85,022	38,215
Bad debt	98,529	12,366
General and administrative	96,266	57,976
Insurance	2,663	2,295
Management fees	92,020	58,779
Real estate taxes	39,600	87,500
Repairs and maintenance	246,143	156,023
Salaries and wages	290,201	203,673
Utilities	209,893	100,579
Total certain expenses	1,160,337	717,406
Revenues in Excess of Certain Expenses	$ 1,943,553	$ 1,566,255

Note A – Organization and Basis of Presentation

The statement of revenues and certain expenses (the "financial statement") for the year ended December 31, 2015 relates to the operations of the Property. The Property consists of 2 buildings containing 197 apartment units in Atlanta, Georgia. The construction of the Property was completed in various stages through July 2015. As of December 31, 2015 and July 31, 2016, the apartment units were 90% and 88% leased, respectively. On July 11, 2016, Cottonwood Multifamily REIT I, Inc. ("CMR I") through its operating partnership formed CW Westside JV, LLC ("Westside JV") with CW Westside H, LLC ("Westside H"), a wholly owned subsidiary of Cottonwood Residential O.P., LP, a related party. CMR I holds a 90% ownership interest and Westside H holds a 10% ownership interest in Westside JV. On July 28, 2016, Westside JV formed CW Westside Apartments, LLC ("CW Westside") as the sole member. On August 3, 2016, the Property was acquired by CW Westside.

The accompanying financial statement is presented in conformity with Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission. Accordingly, the financial statement is not representative of the actual operations for the audited period presented, as certain expenses which may not be comparable to the expenses expected to be incurred in the future operations of the Property have been excluded. Expenses excluded consist of interest, depreciation and amortization and certain other expenses not directly related to the future operations of the Property.

The statement of revenues and certain expenses for the period ended July 31, 2016 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such an interim period are not necessarily indicative of the results for the entire year.

Note B – Summary of Significant Accounting Policies

Use of estimates
The preparation of the financial statement in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect various amounts reported in the financial statement and accompanying notes. Actual results could differ from those estimates.

Revenue recognition
Rental income from the apartment leases is recognized as earned. Lease terms generally do not extend beyond one year.

Advertising and marketing costs
Advertising and marketing costs relate to branding, promotional materials and events mainly associated with the initial lease-up of the rental units. These costs are expensed as incurred.

Note C – Related Party Transactions

The Property was under service agreements with an affiliate of the Property's prior owners to provide property management and asset management services. During the year ended December 31, 2015 and the period ended July 31, 2016, the Property incurred $92,020 and $58,779 in management fees, respectively. Additionally, during the year ended December 31, 2015 and the period ended July 31, 2016, the Property paid $290,201 and $203,673, respectively, to the affiliate for the cost of salaries and wages earned.

Note D – Subsequent Events

Subsequent events have been evaluated through September 29, 2016, the date the financial statement was available for issuance. Management has determined that there are no subsequent events that require disclosure under Financial Accounting Standards Board Accounting Standards Codification Topic 855, *Subsequent Events.*